EXHIBIT 99.A

News

For Immediate Release

El Paso Corporation To Restate 2003 Results for Tax Issue

HOUSTON, TEXAS, April 7, 2005—El Paso Corporation (NYSE:EP) announced today that it will restate its 2003 fourth quarter and annual 2003 consolidated statement of income in order to reclassify a deferred tax benefit related to its discontinued Canadian exploration and production operations. These operations were classified as discontinued operations in 2004, and in accordance with generally accepted accounting principles, the financial statements for 2003 and 2002 were revised to reclassify revenue and expenses for these operations from continuing to discontinued operations. This revision should have included an additional $82 million of deferred tax benefits associated with the sale that was reported in continuing operations in
El Paso’s recently filed 2004 annual report on Form 10-K.

The restatement will not impact 2003 net income, EBIT, or cash flow. Further it has no impact on the financial statements for 2004 and 2002. The result of the 2003 restatement, which is shown in the table below, is an increase in the loss per share from continuing operations from $0.87 per share to $1.01 per share and a corresponding benefit to discontinued operations.

2003 Summarized Results ($ in millions)	As Originally Reported	Impact of Restatement	As Restated
Operating income (loss)	$405	$--	$405
Loss before income taxes	(1,074)	--	(1,074)
Income taxes (benefit)	(551)	82	(469)
Loss from continuing operations	(523)	(82)	(605)
Discontinued operations	(1,396)	82	(1,314)
Cumulative effect of accounting changes	(9)	--	(9)
Net loss	$(1,928)	$--	$(1,928)
Earnings per share impact
Loss from continuing operations	$(0.87)	$(0.14)	$(1.01)
Discontinued operations	(2.34)	0.14	(2.20)
Cumulative effect of accounting changes	(0.02)	--	(0.02)
Net loss per share	$(3.23)	--	$(3.23)

El Paso will file an amended 2004 Form 10-K shortly. Investors should not rely on the previously filed financial statements for 2003.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the extent and timing of the filing of our amendment of Form 10-K for the restatement of financial statements; the market impact of our announcement of this restatement and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Chris Jones, Manager
Office: (713) 420-4136
Fax: (713) 420-4417